Exhibit 99.1

For Immediate Release

Maxygen Reports Second Quarter 2010 Financial Results

REDWOOD CITY, Calif., August 4, 2010 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements, today announced financial and business results for the quarter ended June 30, 2010.

Second Quarter 2010 Financial Results

Maxygen reported net income attributable to Maxygen, Inc. of $1.5 million, or $0.05 per basic and diluted share, for the second quarter of 2010, compared to a net loss attributable to Maxygen, Inc. of $5.9 million, or $0.15 per basic and diluted share, for the second quarter of 2009. Net income for the second quarter primarily reflects an increase in revenues received by Perseid Therapeutics LLC, a majority owned subsidiary, under its collaboration agreements with Astellas Pharma Inc., pursuant to which the parties are collaborating on the discovery, research and development of multiple protein pharmaceutical programs, including Perseid’s CTLA-4 Ig program (designated as the MAXY-4 program).

In April 2010, Codexis, Inc. completed an initial public offering of its common stock. Maxygen owns approximately 6.0 million shares of Codexis common stock, representing approximately 17% of the total shares of Codexis common stock outstanding. The closing price of the Codexis common stock on June 30, 2010, as quoted by the Nasdaq Global Stock Market, was $8.76. In connection with the initial public offering of Codexis, Maxygen recorded $9.3 million of available-for-sale investment in equity securities of related party at June 30, 2010, with the offsetting amount recognized in other comprehensive income, a component of stockholders’ equity. These amounts are related to the estimated fair value of the Codexis shares owned by the company for which trading restrictions lapse within one year.

Revenue for the second quarter of 2010 was $13.9 million, compared to $6.8 million for the same period in 2009. The increase in revenue resulted primarily from an increase in revenues received under Perseid’s collaboration agreements with Astellas, including $5.0 million earned during the quarter for the achievement of a preclinical milestone under the collaboration agreement for the MAXY-4 program.

Total operating expenses were $12.5 million in the second quarter of 2010, compared to $13.0 million in the second quarter of 2009. The decrease in operating expenses was primarily due to a decrease in outside legal, accounting and financial advisory services, which was partially offset by an increase in research and development expenses under Perseid’s collaboration agreements with Astellas.

As of June 30, 2010, Maxygen had $145.5 million in cash, cash equivalents and marketable securities on a consolidated basis. Of this amount, $22.4 million is held by Perseid and may only be used for Perseid’s operations.

Business Results

In May 2010, Maxygen announced a stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2010. As of June 30, 2010, Maxygen had repurchased 246,789 shares of its common stock under this program at an aggregate cost of approximately $1.4 million. This is in addition to the 1,433,361 shares of common stock the company repurchased in March 2010 from entities affiliated with GlaxoSmithKline plc and the 7,345,103 shares of common stock Maxygen repurchased in December 2009 pursuant to a modified “Dutch auction” tender offer.

In July 2010, Maxygen’s option and licensing arrangement with Cangene Corporation for Maxygen’s proprietary MAXY-G34 protein therapeutic expired as a result of the decision by the Biomedical Advanced Research and Development Authority (BARDA), an agency within the U.S. Department of Health and Human Services, to eliminate Cangene from the competitive range with respect to its bid on a contract for developing a treatment for acute radiation syndrome. Under the agreement, which the parties entered into in May 2009, Cangene paid Maxygen a non-refundable option fee of $500,000. If Cangene had been awarded the government development contract and exercised the option, Maxygen would have been eligible to receive additional payments from Cangene, including licensing fees and a specified percentage of any net contract revenues recognized by Cangene under the government contract. As a result of the expiration, Maxygen is no longer eligible for any further payments under the agreement.

In addition to the majority ownership of Perseid, Maxygen continues to retain a number of significant assets, including approximately $145.5 million in cash, cash equivalents and marketable securities as of June 30, 2010 (including $22.4 million held by Perseid as of such date); its MAXY-G34 program; a 17% ownership interest in Codexis, and a revenue stream from Maxygen’s biofuels license to Codexis; a potential $30.0 million milestone payment from Bayer HealthCare LLC; and its MolecularBreeding™ platform and intellectual property portfolio (including certain additional fields of application of the technology platform not yet licensed). Maxygen’s focus will be to manage these arrangements to maximize the return to its stockholders over the next several years.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit our website at www.maxygen.com.

About Perseid

Perseid, a majority owned subsidiary of Maxygen, is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA-4 Ig program. Perseid began operations on September 18, 2009, in connection with the consummation of a joint venture transaction between Maxygen and Astellas. Under the joint venture arrangement, Maxygen contributed $10.0 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10.0 million of cash in Perseid and holds the remaining 16.7% ownership interest. Astellas also has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from the current option price of $65.0 million (through September 18, 2010) to $123.0 million over the term of the option, which expires on September 18, 2012.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, there is no assurance that Perseid will be successful or that Astellas will exercise its buy-out option even if Perseid is successful. In addition, due to the high degree of judgment involved in Maxygen’s estimates of the fair value of certain assets, including the shares of Codexis common stock owned by the company, any value actually derived from any disposition of such asset may differ materially from the fair value of the asset recorded in Maxygen’s financial statements. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Related party revenue	$14,264	$5,525	$24,829	$13,127
Technology and license revenue	—	—	511	5
Grant revenue	(330)	1,264	—	2,171

Total revenues	13,934	6,789	25,340	15,303

Operating Expenses:
Research and development	9,779	7,418	20,583	14,451
General and administrative	2,801	5,568	5,796	8,453
Restructuring charge	(98)	—	(98)	98

Total operating expenses	12,482	12,986	26,281	23,002

Income (loss) from operations	1,452	(6,197)	(941)	(7,699)
Interest and other income, net	228	328	195	710
Net income (loss) before income taxes	1,680	(5,869)	(746)	(6,989)
Income tax benefit	297	—	297	—

Net income (loss)	$1,977	$(5,869)	$(449)	$(6,989)
Net income attributable to non-controlling interest	467	—	37	—

Net income (loss) attributable to Maxygen, Inc.	$1,510	$(5,869)	$(486)	$(6,989)

Basic net income (loss) per share attributable to Maxygen, Inc. common stockholders	$0.05	$(0.15)	$(0.02)	$(0.18)
Diluted net income (loss) per share attributable to Maxygen, Inc. common stockholders	$0.05	$(0.15)	$(0.02)	$(0.18)

Shares used in basic net income (loss) per share calculations	31,091	38,159	31,103	38,030
Shares used in diluted net income (loss) per share calculations	31,302	38,159	31,103	38,030

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$145,503	$159,530
Related party receivable	14,600	13,608
Receivables, prepaid and other assets	3,321	2,322
Available-for-sale investment in equity securities of related party	9,307	—
Property and equipment, net	1,712	1,777

Total assets	$174,443	$177,237

Other liabilities	$14,045	$8,986
Accrued restructuring charges	50	4,384
Total deferred revenue	5,078	8,356
Stockholders’ equity	155,270	155,511

Total liabilities and stockholders’ equity	$174,443	$177,237

Note 1: Derived from consolidated audited financial statements as of December 31, 2009.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351